

Contango Oil & Gas Company (Delaware)
100%
Contango Energy Company (DL)
100%
100%
100%
100%
Contango Operators, Inc. (DL)
COE Offshore, LLC (DL)
REX Offshore Corporation (DL)
Contango Venture Capital Corporation (DL)
65.6%
32.3%
Contango Offshore Exploration, LLC (DL)
Republic Exploration LLC (DL)